UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                           HIRSCH INTERNATIONAL CORP.
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                                (Name of Issuer)

                             Common Stock (Class A)
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                         (Title of Class of Securities)



                                   433550 10 0
                               -----------------
                                 (CUSIP Number)

                                December 31, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [     ] Rule 13d-1(b)
                  [     ] Rule 13d-1(c)
                  [  X  ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

CUSIP No.  433550 10 0
---------------------------------------------


    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      Paul Gallagher
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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [  ]
                                                                     (b) [  ]

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    3       SEC USE ONLY
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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
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      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                 653,332* Class A
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                        --------- ----------------------------------------------
                        --------- ----------------------------------------------

                           6      SHARED VOTING POWER

                                       0
                        --------- ----------------------------------------------
                        --------- ----------------------------------------------

                           7      SOLE DISPOSITIVE POWER

                                    653,332* Class A
                        --------- ----------------------------------------------
                        --------- ----------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                      0
----------------------- --------- ----------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  653,332* Class A
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10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
            --------------------------------------------------------------------
            X
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           * Includes options to purchase 358,332 shares of the Company's Class A Common Stock.

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11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.9% Class A Common Stock
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12          TYPE OF REPORTING PERSON*

                   IN
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                                  SCHEDULE 13G

Item 1(a)         Name of Issuer:
                  Hirsch International Corp.

         (b)      Address of Issuer's Principal Executive Offices:
                  200 Wireless Boulevard
                  Hauppauge, New York 11788

Item 2(a)         Name of Person Filing:
                  Paul Gallagher

         (b) Address of Principal Business Office or, if None, Residence: c/o 200 Wireless Boulevard
                  Hauppauge, New York 11788

         (c)      Citizenship:
                  USA

         (d)      Title of Class of Securities:
                  Common Stock

         (e)      CUSIP Number: 433550 10 0

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
                  Not applicable

Item 4.           Ownership.  As of December 31, 2004:
                  (a)      Amount beneficially owned:653,332* Class A
                  (b)      Percent of class:7.9% (Class A)
                  (c)      Number of shares as to which such person has:
                           (i) Sole power to vote or direct the vote: 653,332* Class A (ii) Shared power to vote or direct the vote:
                           0 (iii) Sole power to dispose or direct the disposition of: 653,332* Class A (iv) Shared power to dispose or direct the disposition of: 0

                           * Includes options to purchase 358,332 shares of the
Company's Class A Common Stock.

Item 5.           Ownership of Five Percent or Less of a Class.
                  Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being reported on by the Parent Holding Company. Not applicable

Item 8.           Identification and Classification of Members of the Group.
                  Not applicable

Item 9.           Notice of Dissolution of Group.
                  Not applicable

Item 10. Certification.
                  Not applicable


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 8, 2005

/s/ Paul Gallagher
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PAUL GALLAGHER